Exhibit 99.2
TIER TECHNOLOGIES, INC.

TIER TECHNOLOGIES

Moderator: Alex Hart
Tuesday, December 6, 2011
5:00 pm Eastern Time

Operator:
Good afternoon, and welcome to the Tier Technologies Fourth Quarter FY 2011 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the number 2 on your telephone keypad.  Thank you.

Mr. Browne, you may begin your conference.

Jack Browne:
Good afternoon.  My name is Jack Browne, Tier Technologies’ Controller.   At this time, I would like to welcome everyone to the Tier Technologies’ earnings conference call for the fiscal year and quarter ended September 30, 2011.  Today’s call is scheduled for one hour.

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After the market closed today, we filed our Form 10-K for the period ended September 30, 2011 and issued a press release announcing Tier's financial results for the fiscal year and quarter ended September 30, 2011.  A copy of the press release can be found in the Investor Relations section of our web site, www.tier.com.

We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our Chief Financial Officer, Jeff Hodges, by calling him at 770-325-3102 or by emailing him at jhodges@tier.com.

A taped replay of this call will be available on the Company's web site from 8:00 a.m. Eastern Time, Wednesday, December 7, 2011 until Tuesday, December 20, 2011 at 11:45 pm Eastern Time.  Alternatively, you can hear a replay by dialing 800-234-8715 and entering the conference ID number 9529539, starting at 8:00 a.m. Eastern Time, Wednesday, December 7, 2011.

I want to remind you that various remarks that we make about the Company's future expectations, plans, and prospects constitute forward-looking statements for

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purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

The forward-looking statements discussed on this call represent management's current expectations about the Company's future financial performance based on the information available to us today.

This information may change and our actual results may differ materially from these forward-looking statements. We undertake no obligation to update any such forward-looking statements.

There are numerous risks and uncertainties that affect our business and may affect these statements, including but not limited to:  general economic conditions, which affect the Company’s financial results in all our markets, which we refer to as “vertical markets” or “verticals”, particularly the federal vertical, the state and local vertical, and the property tax vertical; effectiveness and performance of our systems, payment processing platforms and operational infrastructure; our ability to grow EPS revenue while reducing our costs, including processor and interchange related costs; the timing, initiation, completion, renewal, extension or early termination of client or partner contracts or projects; our ability to execute on our sales and product strategy and realize revenues from our business development

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opportunities; the impact of regulatory requirements; and unanticipated claims as a result of project performance, including due to the failure of software providers, processors, vendors, partners, or subcontractors to satisfactorily perform and complete engagements.   For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to our annual report on Form 10-K for the period ended September 30, 2011, filed with the Securities and Exchange Commission. In this call, references to “the quarter” or “the fourth quarter” refer to the quarter ended September 30, 2011.

During this call, we will be referring to non-GAAP financial measures.  These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles.  We define the non-GAAP financial measures used in this call, and we present reconciliations of these non-GAAP financial measures on a historical basis to the most directly comparable GAAP measures, in the Form 8-K that we filed this afternoon.  That Form 8-K is available in the Investor Relations section of our website, www.tier.com, under the heading, Investor Relations.

With me on the call today are Jeff Hodges, our Chief Financial Officer and Alex Hart, our President and Chief Executive Officer.  We‘ll begin the call with Alex.  Alex?

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Alex Hart:

Thanks Jack.

Fiscal 2011 was a tumultuous year marked by major overhauls of our team, our technology direction, and our sales and marketing strategy, but we now believe we have the people, processes, and systems in place to produce a significantly better result in fiscal year 2012.

The initial effects of the changes we’ve made started to appear in the fourth quarter of fiscal year 2011. We saw modest but meaningful increases in revenue, transaction volume, and average transaction size and were pleased with the results in our key verticals. Transaction growth was particularly strong in our Higher Education and State & Local verticals but was offset by the effect of last year’s customer losses in the utilities segment.

I will describe our strategic direction and expectations for FY2012 in a few minutes, but first I’d like Jeff Hodges, our CFO, to cover our fourth quarter operating results in more detail.

Jeff?

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Jeff Hodges:
Thanks, Alex.

During the fourth quarter of fiscal year 2011 our Continuing Operations generated nearly $7.7 million in net revenues, which is a 4.3% increase over the same quarter last year.

Let me take a moment to discuss the net revenue and gross revenue from our Electronic Payments Solutions, or EPS, business.  We refer to these in our Form 8-K as “EPS net revenue” and “EPS gross revenue,” but for simplicity this afternoon, we’ll just use the terms “net revenue” and “gross revenue.”  It’s important to focus on net revenue, rather than gross revenue.  The vast majority of our gross revenue is passed through to our processing partners in the form of interchange and related processing fees, so we believe that net revenue is a more meaningful measure of our performance and also a more important basis for employee incentive arrangements.

In our core EPS business, we processed nearly $1.7 billion of payments, which represents a 10.0% increase versus the same quarter last year.  This increase was driven by a 3.8% increase in transaction volume and a 6.0% increase in our average payment size.  During the period we experienced strong growth in our Education and State and Local verticals, which was

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partially offset by some decreased volume in our Utility and Federal verticals.

Direct costs from Continuing Operations were $21.9 million, up 3.7% compared to the same quarter last year. Interchange and other related processing fees increased 6.5% from the prior quarter as a result of increased transaction volume and our customers’ choice of payment type.  Our other direct costs decreased 11.0% from the prior year’s quarter primarily as a result of reduced telephony costs.

General and administrative expenses from Continuing Operations were $6.4 million for the quarter, down 4.5%, or $0.3 million, compared with the same quarter last year, primarily due to reductions in recruiting fees and other professional services.

Selling and marketing expenses were $1.9 million for the quarter, down 2.2% from the prior year’s quarter, primarily due to co-op advertising dollars related to fourth quarter advertising campaigns.

For the quarter, Tier reported a net loss from Continuing Operations of $3.6 million as compared with a loss of

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$4.2 million from Continuing Operations in the prior year quarter.

Our net loss from Continuing Operations was ($0.21) per fully diluted shares compared to ($0.23) per fully diluted share during the same period last year.  Our consolidated net loss per fully diluted share in the quarter was ($0.21) compared to a loss of ($0.25) per fully diluted share in the same quarter last year.

As of September 30, 2011, we had $39.8 million in cash and cash equivalents.  Of this balance, $14.7 million is funds settled to us but not yet distributed to clients and accrued discount fees, offset by $7.6 million of cash which we expect to receive within one to two days after the end of the quarter as settlements from credit card companies or banks.  This makes the cash available to Tier for business purposes as of September 30, 2011 $32.7 million.

As mentioned in the previous quarter, we have committed $8.3 million to upgrade our core IT infrastructure over the next 12 months, which includes the purchase of hardware, software and related professional services.  Through September 30, 2011, we have purchased approximately $6.1 million in equipment and related software for this project.

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The Company’s headcount as of September 30, 2011 was comprised of 223 employees and 20 contractors.

Lastly, I want to mention that our Form 10-K was filed after the market closed today with the Securities and Exchange Commission.  We encourage all of you to review the statements and notes in order to better understand our current operations.

Now, Alex would like to talk about our future expectations for the business.
Alex Hart:
Thanks, Jeff.

As I mentioned previously, I believe we are very well positioned for an improved fiscal 2012.

Organizationally, we are in a much better position to function well than we were even three months ago.  We have now made significant personnel upgrades in Finance and Accounting, Sales and Business Development, Product Management, Operations, Software Development and Technology Infrastructure.

One of the catalysts for the improvement over the last few months was the decision to open an office in Norcross,

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Georgia, a suburb of Atlanta, that has a concentration of payments industry talent. The Norcross office has enabled us to both upgrade our talent in a number of key areas and reduce our headcount and occupancy costs.  We have fully subleased our Reston office and replaced it with significantly less expensive space in Norcross.  We are in the process of moving a handful of key associates to Norcross but will retain a very small office in Reston as well.

The Norcross location is also within a two-hour drive of our operations center in Auburn, AL, and we have already seen the benefits of reduced travel and increased management coordination. Most of the management team already lives in Atlanta or Auburn, so we anticipate making Norcross our official headquarters location after the first of the year.

We also anticipate changing our name from Tier Technologies, Inc. to Official Payments Holdings, Inc. to reflect our concentration on the payments industry.  Official Payments has been our primary brand in the payments space for many years, and we believe that changing the name and making our branding consistent with the Official Payments name will enable us to reduce customer confusion and create more awareness of the company going forward. Shareholders have already approved the decision to change

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our name and we anticipate making it official, no pun intended, after the first of the year.

As Jeff mentioned a moment ago, we are in the process of making significant investments in the hardware, software, and services we need to improve our reliability, security, and throughput, and to enable us to handle significant increases in transaction volume in the future. An important step in building  our operational capacity and efficiency is the reduction of our data center footprint. We started FY2011 with five data centers  and are now down to three. We transferred mission critical customer support and reporting capabilities from an outdated data center adjacent to our San Ramon office to our Tulsa, Oklahoma data center and moved a number of corporate support functions out of our Reston office to our Norcross, Georgia, data center.  We will ultimately have two fully redundant data centers in Tulsa and Norcross.

In addition to these infrastructure upgrades, we are also investing in new product capabilities to meet the needs of both existing clients and new prospects. We remain focused on the government, higher education, and municipal utility market segments, and we will continue to explore opportunities to expand our presence in the charitable giving, insurance, and property management market

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segments.  As we build new product capabilities, we are also aiming toward moving to a single technology architecture.  We currently support three processing platforms, a legacy of the acquisitions that led to the formation of the company as it exists today.   We are excited about the efficiency and earnings leverage that a single platform will provide and, with these benefits in mind, we have begun laying the groundwork to reduce our operational complexity and corresponding costs through platform consolidation during the next 24 to 36 months.

As Jeff mentioned earlier, we believe that net revenue is a more meaningful measure of our performance and, therefore, a more important basis for employee incentive arrangements. Our sales people, for instance, used to be compensated based on the potential gross revenue a client might generate.  This meant, first,  that we paid too much for certain sales, and second, that we unintentionally stifled customer utilization by focusing too much time and attention on credit cards, which generate higher gross revenue per transaction but which usually result in lower adoption rates and lower net revenue. Our current focus is on implementing the pricing strategies, marketing programs, development projects, and compensation structures that support a shift in emphasis to increasing net revenue.  We believe that promoting lower cost, higher margin payment types will

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result in both increased income and higher customer adoption, and that gross revenue will grow more slowly than net revenue. Despite that, we are confident that the emphasis on net revenue and operating profit will yield superior results going forward.

Recent legal and regulatory changes provide additional tailwinds to our shift toward lower cost, higher margin payment types. The effects of the Durbin amendment will play out over time, but we’re confident that the reduced cost of many debit transactions, with some meaningful exceptions for debit cards issued by banks with $10 billion or less in assets and some other carved-out card types, will increase both the popularity of debit and the overall adoption of electronic payments.  The Department of Justice Consent Decree also has the potential to increase customer awareness of the costs of payments and, therefore, to make lower cost payment methods more popular.  As such, we are not only making debit more widely available, but are also putting more emphasis on alternative payment types such as GreenDot MoneyPak, BillMeLater, and other emerging payment brands.

Lastly, the fundamental desire of billers to establish and expand direct relationships with their customers will benefit all of us in the biller direct space. The aggregator model, in which a customer typically goes to a bank-branded site to

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pay a significant portion of his or her bills, has played an important role in the development of the electronic bill payment market, but the simple fact remains that billers do not want a bank, or anyone else, in the middle of their relationships with their customers. The biller direct user experience has historically not been as user friendly as the bank-centric approach, but that is changing rapidly as consumers become increasingly well-equipped for, and comfortable with, receiving and sending information in real-time on their iPhones, iPads, and Android mobile devices.  The ability to give customers what they want, when they want it, and where they are right now is turning the traditional bill payment model upside down.  People are increasingly abandoning the idea of sitting down once a week or once a month to pay their bills because they can receive their bills, or at least a text that tells them what they need to know to pay their bills, wherever they are, and the ease with which they can actually do something with that information is increasing.

We see a long runway ahead of us, and the tailwinds of recent legal, regulatory, and technological developments are beginning to counteract the ongoing headwinds of reduced income tax and property tax payments that have accompanied the current economic downturn.  We are now comfortable that we can begin providing a better sense for

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how we think the company is going to perform. Please keep in mind that we are taking a relatively measured approach out of the gate.  Our guidance will become more extensive as our confidence in both our ability to consistently produce results and our ability to accurately forecast and measure them improves over time.  We recognize the need to establish credibility after several years of neither providing guidance nor producing acceptable results. Today’s call is the beginning of a new approach that we believe will result in better visibility into the Company’s potential, and our ability to execute and harvest that potential.

So with that, Jeff would you please review the guidance numbers.
Jeff Hodges:
Thanks Alex.

As Alex mentioned, we are very focused on improving our margins in fiscal year 2012. During this year, we expect single digit growth in EPS gross revenue, and double-digit growth in EPS net revenue. We also expect to generate positive adjusted EBITDA this year, which we believe should be approximately $3 million.

We think that Capex for the year will be slightly higher than we have averaged over the last several fiscal years, as we

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complete the previously discussed infrastructure project and prepare for the integration of our three platforms into one.

We expect earnings to improve marginally over fiscal year 2011, but the benefit of the increase in adjusted EBITDA won’t flow through to the bottom line, due to the fact that we expect to take a one-time restructuring charge of approximately $1.4 million in the first quarter, in connection with the closing of the Reston office. Additionally, fiscal year 2011 included several reversals of previously recognized stock compensation expense. We don’t anticipate any such reversals in fiscal 2012.

And with that, I’ll turn it back over to Alex for closing remarks.
Alex Hart:
Thanks Jeff.

As I stated earlier, we believe that we have made a tremendous amount of progress in fiscal year 2011. While our financial results didn’t necessarily reflect it this year, we believe that we will start to see a return on this investment in fiscal year 2012, in the form of meaningful adjusted EBITDA, double-digit growth in EPS net revenue, a significantly improved network and a team that can deliver on its promises.

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Fiscal 2012 is only the beginning, however. We are very optimistic about our growth prospects in the biller direct market, which, keep in mind, is a very nominally penetrated market at this time. We think that we have the right team, the right technology and the right approach to the market to capitalize on this significant opportunity.

I’d now like the operator to open the lines for questions.

Operator?

Operator:

Jack Browne:
Thank you once again for your time and attention this afternoon.  We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our Chief Financial Officer, Jeff Hodges, at 770-325-3102 or jhodges@tier.com.  This concludes our fourth quarter fiscal year 2011 earnings call for Tier Technologies.

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